Exhibit 99.2

Quarterly Report — June 30, 2017

CompuCom Systems, Inc. & Subsidiaries

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This report contains “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “target,” “estimate,” “project,” “intend” and similar expressions. These statements include, among other items, statements regarding our expected business outlook, anticipated financial position and operating results, our business strategy and means to implement our strategy, our objectives, industry trends, the amount and timing of capital expenditures, the likelihood of our success in expanding our business, financing plans, budgets, working capital needs and sources of liquidity.

Forward-looking statements are only predictions and are not guarantees of performance. You should not put undue reliance on our forward-looking statements. These statements are based on our management’s beliefs and assumptions, which, in turn, are based on currently available information. These assumptions could prove inaccurate. Forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that are difficult to predict or quantify. Therefore, actual results could differ materially and adversely from these forward-looking statements as a result of a wide variety of factors, including various risks discussed in “Risk Factors” in our Offering Memorandum dated May 2, 2013 and elsewhere in this quarterly report.

Accordingly, we urge you to read this quarterly report completely and with the understanding that actual future results may be materially different from our plans or expectations, including the forward-looking statements in this quarterly report. In addition, these forward-looking statements present our estimates and assumptions only as of the date of this quarterly report. Except as required by applicable law, including the federal securities laws, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

In this quarterly report, references to “CompuCom,” the “Company,” “we,” “us” and “our” refer to CompuCom Systems, Inc. and its subsidiaries unless expressly stated otherwise or unless the context indicates otherwise.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,620	64,943
Receivables, net	231,309	263,336
Inventories	21,672	24,961
Deferred income taxes	11,063	11,004
Prepaids and other current assets	26,343	20,428

Total current assets	315,007	384,672
Property and equipment, net	72,873	60,257
Goodwill	177,848	174,048
Other intangible assets, net	436,934	448,257
Deferred income taxes	2,414	2,282
Other long-term assets	13,077	12,800

Total assets	$1,018,153	1,082,316

Liabilities, Redeemable Noncontrolling Interest and Stockholder’s Deficit
Current liabilities:
Accounts payable	$83,682	143,333
Accrued liabilities	107,147	121,942
Current portion of long-term debt	9,832	6,595

Total current liabilities	200,661	271,870
Long-term debt, less current portion	765,744	763,785
Deferred income taxes	129,482	132,993
Obligations under build-to-suit lease transactions	22,148	9,626
Other long-term liabilities	10,864	14,123

Total liabilities	1,128,899	1,192,397

Redeemable noncontrolling interest	10,761	13,895
Stockholder’s deficit:
Common stock, $0.01 par value; 1,000 shares authorized; 100 shares issued and outstanding	—	—
Additional paid-in capital	317,075	317,007
Accumulated other comprehensive loss	(2,396)	(5,988)
Accumulated deficit	(436,186)	(434,995)

Total stockholder’s deficit	(121,507)	(123,976)

Total liabilities, redeemable noncontrolling interest, and stockholder’s deficit	$1,018,153	1,082,316

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenue:
Service	$212,013	229,352	421,808	449,241
Product	57,403	54,372	106,883	106,415

Total revenue	269,416	283,724	528,691	555,656

Cost of revenue:
Service	146,314	157,306	294,781	314,205
Product	39,584	39,802	73,929	78,818

Total cost of revenue	185,898	197,108	368,710	393,023

Gross margin	83,518	86,616	159,981	162,633

Operating expenses:
Selling, general and administrative	67,639	71,574	137,339	141,211
Restructuring costs	672	628	1,990	1,174
Acquisition related costs	268	—	301	—

Total operating expenses	68,579	72,202	139,630	142,385

Income from operations	14,939	14,414	20,351	20,248
Gain on debt extinguishment	—	5,299	—	5,299
Other income	1,065	484	990	392
Financing expenses, net	(11,585)	(11,171)	(23,202)	(22,472)

Income (loss) before income taxes	4,419	9,026	(1,861)	3,467
Income tax expense (benefit)	(2,329)	5,473	(113)	2,281

Net income (loss)	6,748	3,553	(1,748)	1,186
Less: Net income attributable to noncontrolling interest	506	—	941	—

Net income (loss) attributable to CompuCom	$6,242	3,553	(2,689)	1,186

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(In thousands)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income (loss)	$6,748	3,553	(1,748)	1,186
Other comprehensive gain (loss), net of tax
Foreign currency translation adjustment	1,495	(404)	2,465	2,144
Net unrealized gain (loss) on foreign currency hedges	99	(136)	1,127	50

Other comprehensive gain (loss), net of tax	1,594	(540)	3,592	2,194

Total comprehensive income	8,342	3,013	1,844	3,380
Less: Comprehensive income attributable to noncontrolling interest	506	—	941	—

Comprehensive income attributable to CompuCom	$7,836	3,013	903	3,380

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Six months ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$(1,748)	1,186
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	18,229	16,931
Amortization of debt issuance costs and debt discount	2,162	2,165
Loss (gain) from equity method investments, net	(164)	77
Amortization of capital lease asset	—	157
Gain from foreign currency transactions	(477)	(917)
Amortization of vendor financed costs	3,860	2,357
Stock compensation expense	68	96
Gain on extinguishment of debt	—	(5,299)
Deferred income taxes	(3,543)	586
Changes in assets and liabilities:
Receivables	29,785	12,155
Inventories	3,521	(7,062)
Other assets	(1,223)	1,700
Accounts payable	(58,526)	(22,270)
Accrued liabilities and other	(13,483)	(6,667)

Net cash used in operating activities	(21,539)	(4,805)

Cash flows from investing activities:
Capital expenditures	(6,805)	(13,929)
Business acquisitions, net of cash acquired	(3,796)	—

Net cash used in investing activities	(10,601)	(13,929)

Cash flows from financing activities:
Payment for mandatorily redeemable noncontrolling interest	(5,987)	—
Proceeds from receivables Securitization	22,000	—
Repayment of receivables Securitization	(22,000)	—
Repayment of long-term borrowings	—	(13,527)
Repayment of notes payable	(4,436)	(1,862)
Distribution to noncontrolling interest	(2,578)	—
Proceeds received from landlord under build-to-suit financing	3,690	—

Net cash used in financing activities	(9,311)	(15,389)

Effect of exchange rate changes on cash and cash equivalents	1,128	1,299

Net decrease in cash and cash equivalents	(40,323)	(32,824)
Cash and cash equivalents at beginning of period	64,943	95,899

Cash and cash equivalents at end of period	$24,620	63,075

The accompanying notes are an integral part of these consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(1)	Description of Business and Summary of Significant Accounting Policies

(a)	Description of Business

Throughout this report, the terms “we,” “our,” “CompuCom,” and the “Company” refer to CompuCom Systems, Inc. and its subsidiaries. We are a leading provider of information technology (IT) outsourcing services and products to North American enterprise organizations. We offer a broad range of solutions that includes end user computing (tablets, smartphones, laptops and desktops), data center management, service desk, network infrastructure and IT workforce solutions. Our largest service offering is end user computing, which provides on-site services to assist corporate end users with their IT needs. Over the last few years, we have expanded into emerging areas which require platform expertise and management, including mobile device management and cloud services.

We were incorporated in Delaware on March 23, 1989, and our corporate headquarters are located in Charlotte, North Carolina. We operate our business in two segments: Service and Product.

•	Through our Service segment, we deliver innovative services through a customer-centric sales and delivery model. Our expertise enables us to deliver a comprehensive IT infrastructure management solution to our customers.

•	Through our Product segment, we offer broad vendor-neutral product and product-related service offerings, which enables our enterprise customers to turn to a trusted party to procure and deploy hardware and software.

As a result of a merger transaction completed in September 2007, CompuCom became a wholly owned subsidiary of CompuCom Systems Holding Corp. (Parent). Parent was in turn owned by Court Square Capital Partners (Court Square) and certain members of the Company’s management.

On April 5, 2013, Compiler Holdings LLC (Super Holdings), Compiler Merger Sub Inc. (Merger Sub) and Compiler Finance Sub. Inc. (Finance Sub), each of which is an affiliate of Thomas H. Lee Partners, L.P. (together with its controlled affiliates and funds managed or advised by it or its controlled affiliates, THL), Parent, the Company and CSC Shareholder Services LLC, entered into an Agreement and Plan of Merger (as amended or restated, the Merger). On May 9, 2013, Finance Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent, and Merger Sub merged with and into Parent, with Parent surviving (the Merger). Upon consummation of the Merger, Parent was owned approximately 99.3% by Super Holdings and 0.7% by certain members of the Company’s management, whereas Super Holdings is a wholly-owned subsidiary of THL Portfolio Holdings Corp. (THL Holdings). Immediately after the consummation of the Merger, the holders of Parent’s common stock transferred such common stock to CompuCom Intermediate Holdings, Inc., a newly formed Delaware corporation (Intermediate Holdings) in exchange for Intermediate Holdings common stock, and immediately following such transfer, Parent converted into a Delaware limited liability company and changed its name to CompuCom Systems Holding LLC (these transactions, together with the Merger, are herein referred to as the Acquisition).

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(b)	Basis of Presentation

The interim-period financial information presented in the consolidated financial statements included in this report is unaudited and, in the opinion of management, includes all adjustments of a normal recurring nature necessary to present fairly the consolidated financial position as of June 30, 2017, the consolidated results of operations and comprehensive income for the three and six months ended June 30, 2017 and 2016, and our consolidated cash flows for the six months ended June 30, 2017 and 2016.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) and on the same basis as the audited financial statements included in our annual report for the year ended December 31, 2016. Certain information and note disclosures normally included in annual consolidated financial statements have been omitted. Because the consolidated interim financial statements do not include all of the information and notes required by GAAP for a complete set of financial statements, they should be read in conjunction with the audited consolidated financial statements and notes included in our annual report for the year ended December 31, 2016.

(c)	Consolidation

The consolidated financial statements include the accounts of CompuCom and its wholly-owned subsidiaries, and a certain variable interest entity where CompuCom is the primary beneficiary. For consolidated entities, where the Company owns less than 100% of the economics, we record net income (loss) attributable to noncontrolling interest in the statement of operations equal to the percentage of the ownership interest retained in such entities by the respective noncontrolling parties. All significant intercompany balances and transactions have been eliminated. The Company accounts for investments over which it has significant influence but not controlling financial interest using the equity method of accounting.

(d)	Accounting Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. CompuCom bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(e)	Accounting Standards

Recently Issued Accounting Standards

In May 2017, The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-09, Compensation – Stock Compensation (Topic 718): Scope of Modification Accounting. The Board is issuing this Update to provide clarity and reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, to a change to the terms or conditions of a share-based payment award. An entity may change the terms or conditions of a share-based payment award for many different reasons, and the nature and effect of the change can vary significantly. This ASU is effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. Topic 350 currently requires an entity that has not elected the private company alternative for goodwill to perform a two-step test to determine the amount, if any, of goodwill impairment. In Step 1, an entity compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the entity performs Step 2 and compares the implied fair value of goodwill with the carrying amount of that goodwill for that reporting unit. An impairment charge equal to the amount by which the carrying amount of goodwill for the reporting unit exceeds the implied fair value of that goodwill is recorded, limited to the amount of goodwill allocated to that reporting unit. ASU 2017-04 addresses concerns over the cost and complexity of the two-step goodwill impairment test by removing the second step of the test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit’s carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. This ASU will become effective for goodwill impairment tests in fiscal years beginning after December 15, 2021, with early adoption permitted beginning with impairment tests performed after January 1, 2017. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In January 2017, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which adds guidance to assist companies in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or as businesses, and provides for a screen to determine when a transaction should be accounted for as the acquisition or disposal of assets and not of a business, potentially reducing the number of transactions that need to be further evaluated. This ASU will become effective in fiscal year 2019, applied on a prospective basis, and early application is allowed for certain transactions. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. ASU 2016-05 will addresses eight specific cash flow issues to reduce the existing diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim reporting periods. The Company is currently assessing the impact of this guidance on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance issued by the FASB, including industry specific guidance. ASU 2014-09 provides accounting guidance for all revenue arising from contracts with customers and affects all entities that enter into contracts with customers to provide goods and services. ASU 2014-09 also requires entities to disclose both quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. We are currently assessing the guidance prescribed by ASU 2014-09, and we have not yet determined the impact the adoption of this standard will have on our consolidated financial statements.

The FASB has issued several more amendments to the new revenue standard ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as amended by ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date):

In December 2016, the FASB issued ASU No. 2016-20, Revenue from Contracts with Customers (Topic 606): Technical Corrections and Improvements. ASU 2016-20 represents changes for minor corrections or minor improvements to the Codification that are not expected to have a significant effect on the current accounting practice or create a significant administrative cost to most entities.

In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow Scope Improvements and Practical Expedients. ASU 2016-12 clarifies certain core recognition principles including collectability, sales tax presentation, noncash consideration, evaluating contract modifications and completed contracts at transition, and the disclosure requirement for the effect of the accounting change for the period of adoption.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. ASU 2016-10 covers two specific topics: performance obligations and licensing. This amendment includes guidance on immaterial promised goods or services, shipping or handling activities, separately identifiable performance obligations, functional or symbolic intellectual property licenses, sales-based and usage-based royalties, license restrictions and licensing renewals.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross verses Net). ASU 2016-08 clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist any entity in determining whether it controls a specified good or service before it is transferred to the customers.

This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. The Company is currently assessing the impact that adopting these new accounting standards will have on the consolidated financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation—Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU requires excess tax benefits and tax deficiencies, which arise due to differences between the measure of compensation expense and the amount deductible for tax purposes, to be recorded directly through the income statement as a component of income tax expense. Under current GAAP, these differences are generally recorded in additional paid-in capital and thus have no impact on net income. The change in treatment of excess tax benefits and tax deficiencies will also impact the computation of diluted earnings per share, and the cash flows associated with those items will be classified as operating activities on the statement of cash flows. The ASU will permit certain elective changes associated with stock compensation accounting. For example, companies can elect to account for forfeitures of awards as they occur rather than projecting forfeitures in the accrual of compensation expense. In addition, the ASU increases the proportion of shares an employer is permitted (though not required) to withhold on behalf of an employee to satisfy the employee’s income tax burden on a share-based award without causing the award to become subject to liability accounting. This ASU will become effective for the Company on January 1, 2018 and the Company is in the process of evaluating its impact. Upon adoption, the cumulative amounts associated with previous excess tax benefits will be reclassified from additional paid-in capital to retained earnings.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new standard requires the lessee to classify leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized based on an effective interest method or on a straight line basis over the term of the lease. This ASU will become effective for the Company on January 1, 2020 and the Company is currently assessing the impact of this guidance on its consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

In January 2016, the FASB issued ASU No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 will address certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The Company adopted the provision of the standard which permits the omission of fair value disclosures for financial instruments carried at amortized cost. The remaining provisions of the standard become effective in the annual reporting period beginning after December 15, 2018, including interim reporting periods. The Company does not expect the remaining provisions of ASU 2016-01 to have a material effect on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which requires all deferred tax assets and liabilities to be classified as noncurrent on the balance sheet. The guidance in ASU 2015-17 is effective for the fiscal year, and interim periods within that fiscal year, beginning after December 15, 2017, with early adoption permitted. The guidance is a change in financial statement presentation only and will not have a material impact on the consolidated financial position, results of operations, or cash flows.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which eliminates the requirement to account for adjustments identified during the measurement-period in a business combination retrospectively. Instead, the acquirer must recognize measurement-period adjustments during the period in which they are identified, including the effect on earnings of any amounts that would have been recorded in previous periods had the purchase accounting been completed at the acquisition date. This ASU will be effective for the Company for the fiscal year beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of ASU 2015-16 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. ASU 2015-11 changes the measurement principle for inventories valued under the First-In, First-Out (FIFO) or weighted-average methods from the lower of cost or market to the lower of cost or net realizable value. Net realizable value is defined by the FASB as estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. The amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of this standard will not have a material impact on the consolidated financial statements.

(f)	Revisions to Prior Year Financial Statements

Subsequent to the issuance of the consolidated financial statements, the Company concluded that it did not properly record foreign currency gains and losses on intercompany balances for the three and six months ended June 30, 2016. The Company concluded the effects of this error to the consolidated financial statements were not material to the accounts as previously presented and has revised the previously reported consolidated financial statements for the three and six months ended June 30, 2016 to appropriately correct this error. As a result of the revision, the Company is adjusting June 30, 2016 financial results to record this and additional inconsequential miscellaneous errors in the correct period.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

The tables below present the impact of the adjustments recorded to correct the Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, and Consolidated Statements of Cash Flows for the three and six months ended June 30, 2016 (in thousands):

	For the three months ended June 30, 2016
	As previously reported	Impact of revision	As revised
Consolidated Statements of Operations
Total revenue	$283,720	$4	$283,724
Total cost of revenue	(197,177)	69	(197,108)

Gross margin	86,543	73	86,616
Selling, general and administrative expenses	(71,461)	(113)	(71,574)
Total operating expenses	(72,089)	(113)	(72,202)
Income from operations	14,454	(40)	14,414
Income before income taxes	9,066	(40)	9,026
Income tax expense	(5,564)	91	(5,473)

Net income	3,502	51	3,553

Consolidated Statements of Comprehensive Income
Net income	3,502	51	3,553
Foreign currency translation adjustment	(409)	5	(404)
Other comprehensive income (loss), net of taxes	(545)	5	(540)
Total comprehensive income	2,957	56	3,013

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

	For the six months ended June 30, 2016
	As previously reported	Impact of revision	As revised
Consolidated Statements of Operations
Total revenue	$555,148	$508	$555,656
Total cost of revenue	(393,160)	137	(393,023)

Gross margin	161,988	645	162,633
Selling, general and administrative expenses	(141,912)	701	(141,211)
Total operating expenses	(143,086)	701	(142,385)
Income from operations	18,902	1,346	20,248
Income before income taxes	2,120	1,347	3,467
Income tax expense	(1,507)	(774)	(2,281)

Net income	613	573	1,186

Consolidated Statements of Comprehensive Income
Net income	613	573	1,186
Foreign currency translation adjustment	3,061	(917)	2,144
Other comprehensive income, net of taxes	3,111	(917)	2,194
Total comprehensive income	3,724	(344)	3,380
Consolidated Statements of Cash Flows
Net income	613	573	1,186
Gain from foreign currency transactions	—	(917)	(917)
Receivables	12,751	(596)	12,155
Deferred income taxes	339	246	585
Accrued liabilities and other	(7,361)	694	(6,667)

Net cash used in operating activities	(4,805)	—	(4,805)

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(2)	Acquisitions

On January 19, 2017, the Company acquired 100% of the membership interests in EXT-IOT, LLC, a company engaged in the business of the development, marketing, sales and implementation of an internet of things offering and portfolio in Florida and across the United States. The total purchase price of EXT-IOT consisted of cash consideration of $2.0 million and potential future cash consideration contingent on earnings targets. The estimated fair value of the consideration paid on the acquisition date has been allocated as $1.2 million to goodwill, $0.8 million to identifiable intangible assets, and an insignificant portion to property and equipment.

On May 1, 2017, the Company acquired 100% of the membership interests in LNS Technologies, Inc. (LNS), a company engaged in the business of providing information technology support, cloud solutions and information security solutions to small businesses. The total purchase price of LNS included cash consideration of $1.8 million and potential future cash consideration contingent on earnings targets. The fair value of the consideration paid has been allocated to goodwill.

On August 1, 2016, the Company acquired 40% of the membership interests in ClearPath Holdings, LLC (ClearPath), a regional value added reseller and integrator of data center-focused technologies. Under the terms of the agreement, the Company assumed an obligation to purchase an additional 15% of the membership interests in ClearPath in the second quarter of 2017. On June 16, 2017, the Company completed the mandatory obligation to purchase an additional 15% by redeeming a portion of the noncontrolling interest for a cash consideration of $6.0 million.

The process for estimating the fair values of identified intangible assets and assumed liabilities requires the use of judgment to determine the appropriate assumptions. The Company’s purchase price allocations are preliminary and subject to revision as more detailed analyses are completed and additional information about the fair value of the assets and liabilities becomes available. ASC 805 defines the measurement period by which purchase price adjustments should be finalized as not to exceed one year from the acquisition date. The amounts related to the acquisitions are allocated to the assets acquired and the liabilities assumed and are included in the Company’s unaudited Consolidated Balance Sheet as of June 30, 2017. The Company incurred $0.3 million of acquisition costs for both the three months and six months ended June 30, 2017, and an insignificant amount of acquisition related costs for the three and six months ended June 30, 2016, which are included in Acquisition related costs in the Consolidated Statements of Operations.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(3)	Stock Compensation Expense

In August 2013, Intermediate Holdings implemented a management stock compensation plan, whereby certain members of the Company’s management were granted nonqualified employee stock options. Total stock compensation expense for both the three and six months ended June 30, 2017 was $0.1 million, and for the three and six months ended June 30, 2016 was ($0.1) million and $0.1 million, respectively, and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

(4)	Inventories

Inventories consist of inventory held for resale to our Product customers, as well as spare parts maintained to perform future repair services for our Service customers. We value our inventory at the lower of average cost or market through the establishment of loss reserves. The Company continually assesses the appropriateness of inventory valuations giving consideration to obsolete and slow-moving inventory. Net Product inventories were $15.7 million and $19.3 million at June 30, 2017 and December 31, 2016, respectively. Net Service inventories were $6.0 million and $5.7 million at June 30, 2017 and December 31, 2016, respectively. All inventory held as of June 30, 2017 and December 31, 2016 was considered to be finished goods inventory.

(5)	Property and Equipment

The following is a summary of property and equipment at June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Computer equipment	$23,602	23,662
Computer software and licenses	42,271	42,148
Leasehold improvements	18,112	14,913
Furniture and other equipment	9,088	7,731
Buildings	12,570	12,570
Construction in progress	13,042	—

Subtotal	118,685	101,024
Less accumulated depreciation	(45,812)	(40,767)

Total	$72,873	60,257

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

For build-to-suit lease arrangements, the Company evaluates lease terms to assess whether, for accounting purposes, it should be “deemed owner” of the construction project. Under build-to-suit lease arrangements, the Company establishes an asset and a corresponding financing obligation for the estimated construction costs of the shell facility. Improvements to the facilities during the construction project are capitalized, and, to the extent funded by a tenant improvement allowance, the financing obligation is increased. Upon completion of construction and occupancy of the facility, the Company assesses whether these arrangements qualify for sales recognition under the sale-leaseback accounting guidance. If the Company does not comply with the provisions needed for sale-leaseback accounting, the lease will be accounted for as a financing obligation and lease payments will be attributed to 1) a reduction of the principal financing obligation; 2) imputed interest expense; and 3) land lease expense representing an imputed cost to lease the underlying land of the facility. In addition, the underlying building asset will be depreciated over the building’s useful life and at the conclusion of the lease term, the Company would de-recognize the net book values of both the asset and financing obligation.

Construction began on a newly leased office space in January 2017 that has a term of 15 years with the option to extend the lease for four consecutive terms of five years each. As a result of our involvement during the construction period of the building, we were “deemed owner” of the construction project. As of June 30, 2017, in accordance with the build-to-suit lease accounting rules discussed above, the Company has recorded estimated project construction costs incurred by the landlord of $12.5 million as an asset and a corresponding long term liability in Property and equipment, net and Obligations under build-to-suit lease transactions, respectively, on our Consolidated Balance Sheets. The estimated project construction costs incurred by the landlords and subsequent costs incurred by the Company to improve the facilities are included in Construction in progress in the above table. Upon completion of the project, the Company will assess whether these assets and liabilities qualify for derecognition under the sale-leaseback accounting guidance.

Depreciation expense related to property and equipment was $3.1 million and $6.1 million for the three and six months ended June 30, 2017, respectively, and it was $2.3 million $4.7 million for the three and six months ended June 30, 2016, respectively, and is included in Selling, general, and administrative expenses in the Consolidated Statements of Operations.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(6)	Identifiable Intangible Assets

Identifiable intangible assets result from the purchase price allocations of the Company’s business combinations. Intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. Indefinite-lived intangible assets are evaluated for impairment annually or when events or circumstances warrant a valuation analysis. The following tables provide a summary of CompuCom’s identifiable intangible assets as of June 30, 2017 and December 31, 2016 (in thousands):

		June 30, 2017
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 20 years	$538,267	(226,559)	311,708
Indefinite-lived intangible assets:
Trade name	N/A	125,226	N/A	125,226

Total net identifiable intangible assets		$663,493	(226,559)	436,934

		December 31, 2016
	Amortization period	Gross carrying value	Accumulated amortization	Net
Amortizable intangible assets:
Customer-related	1 – 20 years	$537,700	(214,443)	323,257
Indefinite-lived intangible assets:
Trade name	N/A	125,000	N/A	125,000

Total net identifiable intangible assets		$662,700	(214,443)	448,257

Amortization expense related to intangible assets with definite useful lives was $6.0 million and $12.1 million for the three and six months ended June 30, 2017, respectively, and it was $6.1 million and $12.2 million for the three and six months ended June 30, 2016, respectively. Expected amortization expense related to intangible assets with definite useful lives subsequent to June 30, 2017 is as follows (in thousands):

2017 (remaining)	12,115
2018	24,230
2019	24,133
2020	23,808
2021	23,808
2022 and after	203,614

$311,708

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(7)	Equity Method Investments

In December of 2015, the Company purchased an undivided 20% interest in each of the assets of High Performance Technologies, LLC (HPT) via the acquisition of 2,000,000 units for $1.8 million. HPT is a regional value added reseller specializing in the delivery of high performance data solutions. The carrying amount in the investment in HPT was $1.6 million and $1.4 million at June 30, 2017 and December 31, 2016, respectively, and is included in Other long-term assets on the Consolidated Balance Sheet and accounted for as an equity method investment. Under this method of accounting, the Company recognizes its share of the investments’ earnings and losses, which is included in Other loss in the Consolidated Statements of Operations.

(8)	Accrued Liabilities

The following is a summary of accrued liabilities at June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Employee related accruals	$38,606	40,402
Deferred revenue	16,067	19,547
Accrued vendor refunds	4,233	3,706
Accrued interest	3,633	3,531
Accrued sales and property tax	5,722	6,101
Accrued sub-contractor expense	6,980	9,094
Accrued customer rebates and reimbursements	1,493	2,675
Vendor contracts accrual	6,381	6,472
Accrued occupancy costs	631	481
Accrued federal and state income taxes	1,829	514
Accrued professional services	3,695	4,529
Accrued freight	777	1,352
Lease termination accrual	3,459	5,503
Mandatorily redeemable noncontrolling interest liability	—	5,189
Other	13,641	12,846

Total	$107,147	121,942

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(9)	Financing Arrangements

The following is a summary of amounts outstanding under CompuCom’s financing arrangements at June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Long-term debt:
Term Loan	$559,983	559,983
Senior Notes	215,000	215,000
Securitization	—	—
Notes payable	10,776	7,543
Other debt	2,245	2,342

Total debt obligations	788,004	784,868
Less unamortized discount on Term Loan	(1,261)	(1,471)
Less unamortized debt issuance costs	(11,167)	(13,016)
Less current portion of notes payable	(7,813)	(4,581)
Less current portion of other debt	(2,019)	(2,015)

Total long-term debt	$765,744	763,785

Interest expense on long-term debt borrowings was $11.7 million and $23.4 million for the three and six months ended June 30, 2017, respectively, and it was $11.3 million and $22.6 million for the three and six months ended June 30, 2016, respectively, and is included in Financing expenses, net, in the Consolidated Statements of Operations.

There was an immaterial amount of interest income earned for all periods presented, which is included in Financing expenses, net, in the Consolidated Statements of Operations.

Expected maturities of long-term debt subsequent to June 30, 2017 are as follows (in thousands):

2017 (remaining)	$7,794
2018	2,142
2019	639
2020	561,153
2021	216,276

$788,004

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(a)	Term Loan

On May 9, 2013, the Company entered into a new $605.0 million Term Loan in connection with the Acquisition. The Term loan was issued at 99.5% of face value, resulting in net proceeds of $602.0 million. Amortization of the debt discount was $0.1 million and $0.2 million for both the three and six months ended June 30, 2017 and 2016, respectively, which is included in Financing expenses, net, in the Consolidated Statements of Operations. The Term Loan accrues interest at a rate of 3.25%, plus the greater of 1% or an adjusted LIBOR rate. In addition, the Company is required to make annual principal payments based on an excess cash flow calculation defined in the debt agreement. The excess cash flow calculation is the maximum mandatory prepayment for which the Company is obligated; however, each lender can elect to decline all of its applicable percentage of such prepayment. These payments are due five business days after the date on which the consolidated financial statements are required to be delivered. In accordance with the cash flow calculation based on the Company’s results for the year ended December 31, 2016, the Company is not required to make a principal payment in 2017. Any mandatory prepayments made by the Company shall be applied against the remaining scheduled quarterly principal payments. Due to the mandatory prepayments discussed above, we are not required to make any quarterly principal payments for the remainder of the Term Loan. The weighted average annualized interest rate was 4.3% for all periods presented.

The Term Loan has a maturity date of May 9, 2020 and is unconditionally guaranteed by Parent and each of its direct and indirect present and future domestic subsidiaries, except for certain excluded subsidiaries. The Term Loan is collateralized by a grant of security interest in, subject to certain customary exceptions, each credit party’s present and future tangible and intangible assets as noted in the agreement.

(b)	Senior Notes

On May 9, 2013, in connection with the Acquisition, the Company issued senior notes (Senior Notes) via an initial purchaser to qualified institutional buyers in an aggregate principal amount of $225.0 million under the terms of an indenture (Indenture) pursuant to Rule 144A under the Securities Act of 1933 (the Securities Act) and outside the United States in accordance with Regulation S under the Securities Act. The Senior Notes are exempt from registration under the Securities Act or any state securities laws. The Senior Notes bear interest at a rate of 7.0% per year, and interest is payable on May 1 and November 1 of each year. The Senior Notes have a maturity date of May 1, 2021, and they are fully and unconditionally guaranteed, jointly and severally on a senior unsecured basis by each of the Company’s subsidiaries that guarantee the Term Loan. These Senior Notes provide optional redemption privileges at redemption prices as set forth in the Indenture.

In May 2016, the Company entered into a transaction with a Senior Note holder to purchase an aggregate principal amount of $10.0 million of Senior Notes for $4.5 million. In connection with this transaction, the Company recorded a gain on debt extinguishment of $5.3 million comprised of a $5.5 million gain from the Senior Notes purchased, offset by a write-off of $0.2 million of unamortized debt issuance costs related to the purchased Senior Notes. The Company funded the transaction using cash on hand.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(c)	Receivables Securitization Facility

The receivables securitization facility (Securitization) is a financing vehicle utilized by the Company because it offers attractive rates relative to other financing sources. The Securitization’s pricing is based on LIBOR plus 1.5%. The short-term interest rate, inclusive of the spread, was 2.7% and 2.3% as of June 30, 2017 and December 31, 2016, respectively. Under this arrangement, the Company and its wholly owned Canadian subsidiary sell their respective US and Canadian eligible trade accounts receivable, not to exceed $150.0 million, to their respective wholly owned, consolidated, special purpose finance corporations, CSI Funding, Inc. and CSI Funding Canada Co. (the SPCs). The SPCs have sold and, subject to certain conditions, may from time to time sell an undivided ownership interest in the pool of purchased receivables to financial institutions. As collections reduce receivable balances sold, CompuCom may sell interests in new receivables to bring the amount sold up to the maximum allowed. The proceeds from the sale of receivables are used primarily to fund working capital requirements. CompuCom is retained as servicer of the receivables; however, the cost of servicing is not material. All securitized accounts receivable, which approximate fair value due to the short-term nature of the instruments, as well as the related debt, are reflected on the Company’s Consolidated Balance Sheets as of June 30, 2017 and December 31, 2016, respectively.

The Company also has outstanding letters of credit totaling $24.0 million and $27.3 million at June 30, 2017 and December 31, 2016, respectively. These letters of credit are issued in connection with our self-insurance programs, as well as certain vendors and customers. We have elected to pledge a portion of the line under the Securitization as collateral for our letters of credit. As such, the availability under the Securitization was $54.7 million and $79.6 million at June 30, 2017 and December 31, 2016, respectively.

(d)	Debt Covenants

The Securitization requires the Company to comply with a minimum interest coverage ratio covenant when the Securitization is 90% utilized for 30 consecutive days. The Company is not required to comply with the minimum interest coverage ratio covenant if the utilization of the Securitization falls below 90% for 10 consecutive days. We are not subject to the minimum interest coverage ratio covenant as of June 30, 2017.

We are not subject to any other financial covenants on our Term Loan, Senior Notes, and Receivables Securitization Facility as of June 30, 2017.

(e)	Notes Payable

In 2015, the Company issued two notes for a total of $6.0 million from a third party financing company in order to purchase software licenses and equipment. The Company made principal and interest payments of $1.0 million for both the three and six months ended June 30, 2017, and $0.9 million and $1.9 million for the three and six months ended June 30, 2016, respectively, and we are required to make future principal and interest payments of $0.3 million in 2017. The notes bear a weighted average interest rate of 6.0%.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

In 2016, the Company issued two notes for $11.8 million from vendors in order to finance warranty service and software costs. The Company made principal and interest payments of $3.3 million during both the three and six months ended June 30, 2017, respectively. We are required to make future principal and interest payments of $4.2 million in 2019 and beyond. The notes bear a weighted average interest rate of approximately 8.0%.

In April 2017, the Company issued an additional note for $7.3 million from a vendor in order to finance software maintenance costs. The Company made no principal and interest payments on this note for the three and six months ended June 30, 2017. We are required to make future principal and interest payments of $5.9 million and $2.0 million in 2017 and 2018, respectively. The note bears an interest rate of approximately 7.0%.

(f)	Other debt

In connection with the acquisition of 40% of the membership interests in ClearPath in the third quarter of 2016, the Company consolidated ClearPath’s outstanding bank debt, consisting of a line of credit facility and a note payable. As of June 30, 2017, the outstanding balances on the credit facility and note were $1.8 million and $0.4 million, respectively. The credit facility matures in July 2017 and pricing is based on Wall Street Journal Prime. The note matures on July 20, 2019 and bears a weighted average interest rate of 4.25%. The Company made an insignificant amount of principal and interest payments related to these debt obligations for the three and six months ended June 30, 2017.

The line of credit facility requires ClearPath to comply with a minimum adjusted tangible net worth of $2.2 million. As of June 30, 2017, ClearPath is in compliance with all debt covenants and is not subject to any other financial covenants on its debt instruments.

(10)	Segment Information

Operating segments are components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Operating Decision Maker in making decisions on how to allocate resources and assess performance. The Company’s Chief Executive Officer is the Chief Operating Decision Maker.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

CompuCom measures segment earnings as operating income, defined as income before financing expenses, net, and income taxes. All significant inter-segment activity has been eliminated. Amounts included in the “Other” column include all items not specifically allocated to each segment, including but not limited to, acquisition related costs, management fees paid to Parent and other miscellaneous expenses of a non-recurring nature.

	Three months ended June 30, 2017
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$212,013	57,403	—	269,416
Gross margin	65,699	17,819	—	83,518
Income (loss) from operations	$7,913	7,869	(843)	14,939
Other income	—	—	1,065	1,065
Financing expenses, net	—	—	(11,585)	(11,585)

Income before taxes				$4,419

	Three months ended June 30, 2016
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$229,352	54,372	—	283,724
Gross margin	72,046	14,570	—	86,616
Income (loss) from operations	$12,021	4,726	(2,333)	14,414
Gain on debt extinguishment	—	—	5,299	5,299
Other income	—	240	244	484
Financing expenses, net	—	—	(11,171)	(11,171)

Income before taxes				$9,026

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

	Six months ended June 30, 2017
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$421,808	106,883	—	528,691
Gross margin	127,027	32,954	—	159,981
Income (loss) from operations	$9,257	12,616	(1,522)	20,351
Other income	—	—	990	990
Financing expenses, net	—	—	(23,202)	(23,202)

Loss before income taxes				$(1,861)

	Six months ended June 30, 2016
Operating results	Service	Product	Other	Total
	(In thousands)
Revenue	$449,241	106,415	—	555,656
Gross margin	135,036	27,597	—	162,633
Income (loss) from operations	$16,042	7,637	(3,431)	20,248
Gain on debt extinguishment	—	—	5,299	5,299
Other income	—	240	152	392
Financing expenses, net	—	—	(22,472)	(22,472)

Income before taxes				$3,467

Revenue from foreign sources is primarily generated in Canada. Revenue, classified by the major geographic areas in which CompuCom operates, was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
U.S.	$221,623	227,590	432,899	447,910
Non-U.S.	47,793	56,134	95,792	107,746

Total revenue	$269,416	283,724	528,691	555,656

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Net property and equipment, classified by the major geographic areas in which CompuCom operates, were as follows as of June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
U.S.	$59,231	46,295
Non-U.S.	13,642	13,962

Total net property and equipment	$72,873	60,257

(11)	Income Taxes

The Company has gross unrecognized tax benefits of approximately $8.6 million at both June 30, 2017 and December 31, 2016, respectively, all of which is included in Other long-term liabilities, in the Consolidated Balance Sheets. Approximately $3.3 million of the unrecognized tax benefit is currently covered under an indemnification agreement with the predecessor owner, Court Square. The Company does not believe it is reasonably possible that the total amount of unrecognized tax benefits will materially change in the next twelve months. The majority of the unrecognized tax benefits at June 30, 2017, if recognized, would affect the tax rate.

The Company’s policy with respect to recognition of interest and penalties on uncertain tax positions is to assess the likelihood, for each uncertain tax position, that any interest and penalties may be assessed by the relevant taxing authorities and, based on such assessment, record any significant interest and penalties as a component of income tax expense. In relation to the Company’s unrecognized tax positions, the Company has recorded $1.2 million of accrued interest and penalties as of both June 30, 2017 and December 31, 2016, respectively.

The Company’s US federal income tax returns are closed to examination through the tax year ended May 8, 2013, not including amended returns filed for tax years ended December 31, 2009 and 2010, as well as tax years with net operating losses. State and other income tax returns are generally subject to examination for a period of three to five years after the filing of the respective returns. The Company and its subsidiaries have various state and other income tax returns in the process of examination or administrative appeal.

Our effective tax rates were (52.7)% and 6.1% for the three and six months ended June 30, 2017, and it was 60.6% and 65.8% for the three and six months ended June 30, 2016, respectively. The effective rate for the three and six months ended June 30, 2017 differs significantly from the statutory rate due to various permanent differences, a loss limitation in the US and an increase in the valuation allowance for foreign tax credits. The effective rate for the three and six months ended June 30, 2016 differs significantly from the statutory rate due to various permanent differences and an increase in the valuation allowance for foreign tax credits.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(12)	Related Party Transactions

The Company conducts business with eight portfolio companies of THL. For the three and six months ended June 30, 2017 the Company recognized $5.6 million and $10.9 million in total revenue for these related parties, respectively, and the Company recognized $2.9 million and $5.8 million in total revenue for the three and six months ended June 30, 2016, respectively. At June 30, 2017 and December 31, 2016, $1.7 million and $1.9 million, respectively, remained outstanding from these related parties and is reflected as Receivables, net on the Consolidated Balance Sheets. At both June 30, 2017 and December 31, 2016, $0.1 million remained due to these related parties and is reflected as Accounts payable on the Consolidated Balance Sheets.

In connection with the equity investments at the closing of THL’s acquisition of CompuCom’s Parent, CompuCom entered into a management agreement (the Services Agreement) with THL Managers VI, LLC, an affiliate of THL. Under terms of the Services Agreement, THL provides the Company with certain general business, management, administrative and financial advice. In consideration of these and other services, the Company pays an annual fee to THL in an amount per year equal to the greater of 1) $1.5 million or 2) 1.0% of Consolidated Adjusted EBITDA (as defined in the Services Agreement) for the immediately preceding fiscal year. The management fee is paid in quarterly increments. The total expense recorded for these services was $0.4 million and $0.8 million for both the three and six months ended June 30, 2017 and 2016, respectively, and is included in Selling, general and administrative expenses, in the Consolidated Statements of Operations.

(13)	Restructuring Activities

In January 2016, the Company adopted a restructuring plan designed to lower costs and drive operational efficiency (the Restructuring Plan). As of June 30, 2017, the Company estimates that it will incur aggregate pre-tax charges pursuant to the Restructuring Plan of approximately $27.0 million throughout 2016 and 2017, consisting of approximately $17.9 million related to facilities costs, $6.4 million of employee-related costs, and $2.7 million of other miscellaneous costs. The Company expects most Restructuring Plan charges will be allocated to the Service segment. The Company incurred Restructuring Plan charges of $0.7 million and $2.0 million for the three and six months ended June 30, 2017, respectively, $0.6 million and $1.2 million for the three and six months ended June 30, 2016, respectively, and a cumulative $18.3 million as of June 30, 2017 since inception of the plan. These amounts are included in the total estimated $27.0 million Restructuring Plan charges disclosed above.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

The following table summarizes the Restructuring Plan activity incurred to date, including accrued balances, as of June 30, 2017 and June 30, 2016, which is included in Accounts Payable and Accrued liabilities, in the Consolidated Balance Sheet (in thousands):

	For the three months ended June 30, 2017
	Facilities	Employee-related	Other	Total
Liability as of March 31, 2017	$8,448	2,699	629	11,776
Gross charges	534	—	138	672
Cash payments	(1,658)	(1,829)	(629)	(4,116)

Liability as of June 30, 2017	$7,324	870	138	8,332

	For the three months ended June 30, 2016
	Facilities	Employee-related	Other	Total
Liability as of March 31, 2016	$115	—	12	127
Gross charges	427	108	93	628
Cash payments	(393)	(98)	(2)	(493)

Liability as of June 30, 2016	$149	10	103	262

	For the six months ended June 30, 2017
	Facilities	Employee-related	Other	Total
Liability as of December 31, 2016	$9,728	3,490	545	13,763
Gross charges	1,071	50	869	1,990
Cash payments	(3,475)	(2,670)	(1,276)	(7,421)

Liability as of June 30, 2017	$7,324	870	138	8,332

	For the six months ended June 30, 2016
	Facilities	Employee-related	Other	Total
Liability as of December 31, 2015	$—	—	—	—
Gross charges	787	207	180	1,174
Cash payments	(638)	(197)	(77)	(912)

Liability as of June 30, 2016	$149	10	103	262

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(14)	Contingencies

(a)	Routine Litigation

CompuCom is involved in various claims and legal actions arising in the ordinary course of business. CompuCom records a provision for a liability when management believes that it is both probable that a liability has been incurred, and the amount of the loss can be reasonably estimated. In the opinion of management, CompuCom has adequate provisions for any such matters, and the ultimate liability, if any, resulting from such claims and pending actions will not have a material adverse effect on the Company’s consolidated results of operations or financial position.

(b)	Security Interests

In the normal course of business, the Company may provide liens, encumbrances, and pledges against certain inventory and vendor receivable balances.

(15)	Concentration Risks

CompuCom maintains its cash in bank deposit accounts, which at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Receivables from customers are generally unsecured. To reduce the concentration risk and overall risk of collection, CompuCom performs ongoing evaluations of its customers’ financial condition. To ensure a receivable balance is not overstated due to uncollectibility, an allowance for doubtful accounts is maintained as required under GAAP. At June 30, 2017 and December 31, 2016, no customer accounted for more than 10% of accounts receivable. No single customer accounted for more than 10% of total revenue for all periods presented.

CompuCom has relationships with numerous original equipment manufacturers (OEM) in support of its Product business. The loss of a single OEM as a supplier, the deterioration of its relationship with a single OEM, or any unilateral modification of the contractual terms under which CompuCom is supplied equipment and components by a single OEM could adversely affect CompuCom’s revenue and gross margin.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(16)	Supplemental Information about Changes to Accumulated Other Comprehensive Loss

An analysis in the change in balance by component of Accumulated Other Comprehensive Loss is as follows (in thousands):

Components of Accumulated Other Comprehensive Loss
	For the three months ended June 30, 2017
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at March 31, 2017	$(4,549)	516	43	(3,990)
Other comprehensive gain before reclassifications, net of tax	1,495	190	—	1,685
Reclassifications, net of tax	—	(91)	—	(91)

Other comprehensive gain	1,495	99	—	1,594

Balance at June 30, 2017	$(3,054)	615	43	(2,396)

Components of Accumulated Other Comprehensive Loss
	For the three months ended June 30, 2016
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at March 31, 2016	$(3,214)	(125)	43	(3,296)
Other comprehensive loss before reclassifications, net of tax	(404)	(232)	—	(636)
Reclassifications, net of tax	—	96	—	96

Other comprehensive loss	(404)	(136)	—	(540)

Balance at June 30, 2016	$(3,618)	(261)	43	(3,836)

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Components of Accumulated Other Comprehensive Loss
	For the six months ended June 30, 2017
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at December 31, 2016	$(5,519)	(512)	43	(5,988)
Other comprehensive gain before reclassifications, net of tax	2,465	1,071	—	3,536
Reclassifications, net of tax	—	56	—	56

Other comprehensive gain	2,465	1,127	—	3,592

Balance at June 30, 2017	$(3,054)	615	43	(2,396)

Components of Accumulated Other Comprehensive Loss
	For the six months ended June 30, 2016
	Foreign Currency Translation	Foreign Currency Hedges	Other gain	Total
Balance at December 31, 2015	$(5,762)	(311)	43	(6,030)
Other comprehensive gain (loss) before reclassifications, net of tax	2,144	(217)	—	1,927
Reclassifications, net of tax	—	267	—	267

Other comprehensive gain	2,144	50	—	2,194

Balance at June 30, 2016	$(3,618)	(261)	43	(3,836)

Reclassifications out of Accumulated Other Comprehensive Loss are presented below (in thousands):

Reclassification Adjustments
	Three months ended June 30,		Affected line items in the
Component Line Item	2017	2016	Statement of Operations
Foreign currency hedges
Loss (gain) on settled hedges	$(140)	148	Selling, general and administrative
Tax impact	49	(52)	Income taxes

Total reclassifications, net of tax	$(91)	96

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Reclassification Adjustments
	Six months ended June 30,		Affected line items in the
Component Line Item	2017	2016	Statement of Operations
Foreign currency hedges
Loss on settled hedges	$86	411	Selling, general and administrative
Tax impact	(30)	(144)	Income taxes

Total reclassifications, net of tax	$56	267

(17)	Supplemental Cash Flow Information

Supplemental disclosure of cash flow information was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Cash received (paid) for income taxes, net	$(3,467)	(2,948)	(7,726)	(4,503)
Cash paid for interest, net of amounts capitalized	(15,937)	(14,192)	(24,843)	(20,596)

Supplemental disclosure of non-cash investing and financing activities was as follows (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Note issued by vendor to finance service costs (a)	$7,316	9,426	7,316	9,426
Property and equipment additions incurred during the period but not paid at period end	191	4,069	191	4,069
Property and equipment additions due to build-to-suit lease transactions (b)	6,100	28,491	12,522	28,491

(a)	The note issued by a vendor during the period is to finance service costs that are operational in nature to better align the cash outflows with the corresponding cash inflows from the customer. However, as the costs were financed through a note payable, the principal repayments will be classified in the financing section of the statement of cash flows in subsequent periods.

(b)	The non-cash additions to property and equipment due to build-to-suit lease transactions are the result of the accounting requirements of ASC 840, Leases for those construction projects for which we are the “deemed owner” of the constuction project as discussed more fully in Note 5, Property and equipment .

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(18)	Subsequent Events

The Company has evaluated all subsequent events through July 28, 2017, which represents the issuance date of this report, to ensure that this report includes appropriate disclosure of events both recognized in the consolidated financial statements as of June 30, 2017, and events which occurred subsequent to June 30, 2017 but were not recognized in the consolidated financial statements. As of July 28, 2017, the date of the issuance of this report, there were no subsequent events which require recognition or disclosure.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

June 30, 2017

(unaudited)

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) is intended to provide a reader of our consolidated financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity, and certain other factors that may affect our future results. Our MD&A is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) unless specifically noted in the report. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates. This information should be read in conjunction with the consolidated financial statements and notes thereto included in this quarterly report and the audited consolidated financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2016. Our MD&A is presented in the following sections:

•	Overview

•	Business Update

•	Results of Operations

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements and Contractual Obligations

•	Critical Accounting Policies

•	Recent Accounting Pronouncements

•	Quantitative and Qualitative Disclosures About Market Risk

•	Guarantor/Non-Guarantor Information

Overview

We are a leading provider of information technology (IT) outsourcing services and products to North American enterprise organizations. We offer a broad range of solutions that includes end user computing (tablets, smartphones, laptops and desktops), data center management, service desk, network infrastructure and IT workforce solutions. Our largest service offering is end user computing, which provides on-site services to assist corporate end users with their IT needs. Over the last few years, we have expanded into emerging areas which require platform expertise and management, including mobile device management and cloud services. We have consistently been ranked as a “leader” in the North American managed workplace services market by a leading technology and independent research firm. We provide a single point of contact for the management of our customers’ IT infrastructure including platform selection, provisioning, deployment and maintenance.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

We operate our business in two segments: Service and Product.

•	Through our Service segment, we deliver innovative services through a customer-centric sales and delivery model. Our expertise enables us to deliver a comprehensive IT infrastructure management solution to our customers. For the six months ended June 30, 2017, our Service segment generated approximately 79.8% of our total revenue and 79.4% of our gross margin.

•	Through our Product segment, we offer a broad vendor-neutral product offering, which enables our customers to turn to a trusted party for hardware and software procurement and deployment solutions. For the six months ended June 30, 2017, our Product segment generated approximately 20.2% of our total revenue and 20.6% of our gross margin.

Our business is subject to seasonality. Our Service margins are negatively impacted in the first quarter of each year due to a higher proportion of state and federal unemployment taxes paid for our Service personnel. Within our Product segment, hardware sales are driven primarily by our customers’ refresh cycles.

Business Update

Internet of Things Acquisition

On January 19, 2017, the Company acquired certain assets of EXT-IOT, LLC, a company engaged in the business of the development, marketing, sales and implementation of an internet of things (IOT) offering and portfolio in Florida and across the United States. IOT is expected to be a major area of growth for retail and financial services companies providing additional touch points for our go-to-market strategy. The total purchase price consisted of cash consideration of $2.0 million and potential future cash consideration contingent on earnings targets.

LNS Technologies Acquisition

On May 1, 2017, the Company acquired certain assets of LNS Technologies, Inc., a company engaged in the business of providing information technology support, cloud solutions and information security solutions to small businesses. LNS was acquired in order to incorporate their managed services solution into Tech Zone’s service offerings. The total purchase price included cash consideration of $1.8 million and potential future cash consideration contingent on earnings targets.

Results of Operations

Subsequent to the issuance of the consolidated financial statements, the Company concluded that it did not properly record foreign currency gains and losses on intercompany balances for the three and six months ended June 30, 2016. The Company concluded the effects of this error to the consolidated financial statements were not material to the accounts as previously presented and has revised the previously reported quarterly earnings for the three and six months ended June 30, 2016 to appropriately correct this error, as well as other inconsequential, miscellaneous errors. These adjustments did not have a material impact on Adjusted EBITDA. See Note 1(f), Revisions to Prior Year Financial Statements, of the accompanying consolidated financial statements for more information related to these errors.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

June 30, 2017

(unaudited)

Results of operations in dollars and as a percentage of total revenue as revised were as follows (in thousands):

		Three months ended June 30,					Six months ended June 30,
	2017		% Change	2016		2017		% Change	2016
	Dollars	% of Revenue		Dollars	% of Revenue	Dollars	% of Revenue		Dollars	% of Revenue
Revenue:
Service	$212,013	78.7%	-7.6%	$229,352	80.8%	$421,808	79.8%	-6.1%	$449,241	80.8%
Product	57,403	21.3%	5.6%	54,372	19.2%	106,883	20.2%	0.4%	106,415	19.2%

Total revenue	269,416	100.0%	-5.0%	283,724	100.0%	528,691	100.0%	-4.9%	555,656	100.0%
Gross margin:
Service	65,699	24.4%	-8.8%	72,046	25.4%	127,027	24.0%	-5.9%	135,036	24.3%
Product	17,819	6.6%	22.3%	14,570	5.1%	32,954	6.2%	19.4%	27,597	5.0%

Total gross margin	83,518	31.0%	-3.6%	86,616	30.5%	159,981	30.3%	-1.6%	162,633	29.3%

Segment gross margin percentage
Service		31.0%	-0.4%		31.4%		30.1%	0.0%		30.1%
Product		31.0%	4.2%		26.8%		30.8%	4.9%		25.9%

Total gross margin percentage		31.0%	0.5%		30.5%		30.3%	1.0%		29.3%

Operating expenses:
Selling, general and administrative	67,639	25.1%	-5.5%	71,574	25.2%	137,339	26.0%	-2.7%	141,211	25.4%
Restructuring costs	672	0.2%	7.0%	628	0.2%	1,990	0.4%	69.5%	1,174	0.2%
Acquisition related costs	268	0.1%	100.0%	—	0.0%	301	0.1%	100.0%	—	0.0%

Total operating expenses	68,579	25.5%	-5.0%	72,202	25.4%	139,630	26.4%	-1.9%	142,385	25.6%

Income from operations	14,939	5.5%	3.6%	14,414	5.1%	20,351	3.8%	0.5%	20,248	3.6%
Gain on debt extinguishment	—	0.0%	-100.0%	5,299	1.9%	—	0.0%	-100.0%	5,299	1.0%
Other income	1,065	0.4%	120.0%	484	0.2%	990	0.2%	152.6%	392	0.1%
Financing expenses, net	(11,585)	-4.3%	3.7%	(11,171)	-3.9%	(23,202)	-4.4%	3.2%	(22,472)	-4.0%

Income (loss) before income taxes	4,419	1.6%	-51.0%	9,026	3.2%	(1,861)	-0.4%	-153.7%	3,467	0.6%

Income tax expense (benefit)	(2,329)	-0.9%	-142.6%	5,473	1.9%	(113)	0.0%	-105.0%	2,281	0.4%

Net income (loss)	6,748	2.5%	89.9%	3,553	1.3%	(1,748)	-0.3%	-247.4%	1,186	0.2%
Less: Net income attributable to NCI	$506	0.2%	100.0%	$—	0.0%	$941	0.2%	100.0%	$—	0.0%

Net income (loss) attributable to CompuCom	$6,242	2.3%	75.7%	$3,553	1.3%	$(2,689)	-0.5%	-326.7%	$1,186	0.2%

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations

June 30, 2017

(unaudited)

Three months ended June 30, 2017 compared to three months ended June 30, 2016

Revenue

Service revenue decreased $17.3 million, or 7.6%, during the three months ended June 30, 2017 compared to prior year, primarily due to a decrease in end user computing as a result of lower annuity related services.

Product revenue increased $3.0 million, or 5.6%, during the three months ended June 30, 2017 compared to prior year. Product revenue is comprised of sales of hardware and software. Hardware revenue increased $4.3 million, or 8.3%, primarily due to increased demand in our enterprise business, offset by a decrease in our software business.

Product revenue classification is dependent on the nature of the underlying transaction. When CompuCom is deemed to be the principal in the transaction, revenue is recorded on a gross basis. However, when CompuCom’s role in the transaction is that of an agent, revenue is presented net of cost of sales. The assessment of whether we are acting as a principal in a given transaction, or whether our role in the transaction is more akin to that of an agent, requires significant judgment. There is no impact to our gross margin whether our role in the transaction is that of a principal or a procurement agent; however, as a procurement agent, our working capital investments in inventory are lower. A presentation of both Product billings and revenue for the three months ended June 30, 2017 and 2016 is presented below (in thousands):

	For the three months
	ended June 30,		%
	2017	2016	Change
Hardware billings	149,633	133,916	11.7%
Software billings	2,273	23,344	-90.3%

Product billings *	$151,906	157,260	-3.4%
Hardware revenue	56,446	52,127	8.3%
Software revenue	957	2,245	-57.4%

Product revenue	$57,403	54,372	5.6%

*	Product billings is an alternative view of performance used by management in order to assess total transaction volume during a period. Product billings does not represent and should not be considered as an alternative to Product revenue, as determined by GAAP, and our presentation thereof may not be comparable to measures reported by other companies.

Product billings decreased $5.4 million, or 3.4%, during the three months ended June 30, 2017, as compared to prior year. Hardware billings increased $15.7 million, or 11.7%, due to the aforementioned increase in revenue and software billings decreased $21.1 million due to the transition of the majority of our customers to Software ONE, Inc. under the strategic alliance discussed in the 2016 Annual Report.

Gross Margin

Gross margin from service decreased $6.3 million, or 8.8%, during the three months ended June 30, 2017, as compared to prior year primarily due to the aforementioned decrease in Service revenue. Gross margin percentage remained flat at 31.0% compared to 31.4% in the prior year.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Gross margin from product increased $3.3 million, or 22.3%, during the three months ended June 30, 2017, as compared to prior year. This increase in Product margin is primarily due to an increase in hardware billings and better pricing in our hardware business. Gross margin percentage increased from 26.8% to 31.0% when compared to prior year primarily due to better pricing in our hardware business and an increase in the proportion of hardware resale transactions for which we act as an agent, which are recorded on a net basis.

Selling, General, and Administrative Expenses

Selling, general and administrative (SG&A) expenses consist of all indirect costs associated with the support of our Service and Product business offerings. Approximately 56.1% percent of our SG&A expenses consist of salary and benefit costs for our executive management team, sales force, product distribution, Service and Product operations, information services, finance, human resources, administrative, and other back-office personnel. The remainder of our SG&A expenses consist of rent and other costs associated with our headquarters, distribution, and service and sales office facilities, as well as depreciation of our property and equipment, amortization of our identifiable intangibles, professional and other third party costs, and various other indirect costs.

SG&A expenses decreased $3.9 million, or 5.5%, during the three months ended June 30, 2017, as compared to prior year. Excluding the impact of depreciation and amortization, SG&A expenses decreased from prior year by $4.6 million, or 7.3%, and SG&A as a percentage of total revenue remained relatively flat, decreasing from 22.3% to 21.7%. This year-over-year dollar decrease is primarily due to a decrease in employee related expenses as a result of reductions in headcount.

Acquisition Related Expenses

The Company recognized $0.3 million in acquisition-related expenses during 2017. See Note 2, Acquisitions, of the accompanying consolidated financial statements for more information about acquisition related expenses.

Restructuring Costs

For the three months ended June 30, 2017, we incurred $0.7 million in restructuring charges. See Note 13, Restructuring Activities, of the accompanying consolidated financial statements for more information related to these costs.

Other loss / income

Other income increased $0.6 million during the three months ended June 30, 2017, as compared to prior year primarily due to favorable legal settlements

Financing Expenses

Financing expenses consist of costs incurred on borrowings under CompuCom’s financing arrangements, net of interest earnings from the investment of available cash. Financing expenses decreased $0.4 million, or 3.7%, during the three months ended June 30, 2017, as compared to prior year primarily due to a decrease in notes payable.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Income Taxes

The Company recognized an income tax benefit of $2.3 million for the three months ended June 30, 2017, compared to an income tax expense of $5.5 million for the three months ended June 30, 2016. See Note 11, Income Taxes, of the accompanying consolidated financial statements for more information related to our tax provision.

Six months ended June 30, 2017 compared to six months ended June 30, 2016

Revenue

Service revenue decreased $27.4 million, or 6.1%, during the six months ended June 30, 2017 compared to prior year, primarily due to a decrease in end user computing as a result of lower annuity related services.

Product revenue increased $0.5 million, or 0.4%, during the three months ended June 30, 2017 compared to prior year. Product revenue is comprised of sales of hardware and software. Hardware revenue increased $1.7 million, or 1.6%, primarily due to increased demand in our enterprise business, offset by a decrease in our software business.

Product revenue classification is dependent on the nature of the underlying transaction. When CompuCom is deemed to be the principal in the transaction, revenue is recorded on a gross basis. However, when CompuCom’s role in the transaction is that of an agent, revenue is presented net of cost of sales. The assessment of whether we are acting as a principal in a given transaction, or whether our role in the transaction is more akin to that of an agent, requires significant judgment. There is no impact to our gross margin whether our role in the transaction is that of a principal or a procurement agent; however, as a procurement agent, our working capital investments in inventory are lower. A presentation of both Product billings and revenue for the six months ended June 30, 2017 and 2016 is presented below (in thousands):

	For the six months
	ended June 30,		%
	2017	2016	Change
Hardware billings	282,903	263,933	7.2%
Software billings	7,472	49,725	-85.0%

Product billings *	$290,375	313,658	-7.4%
Hardware revenue	104,673	103,024	1.6%
Software revenue	2,210	3,391	-34.8%

Product revenue	$106,883	106,415	0.4%

*	Product billings is an alternative view of performance used by management in order to assess total transaction volume during a period. Product billings does not represent and should not be considered as an alternative to Product revenue, as determined by GAAP, and our presentation thereof may not be comparable to measures reported by other companies.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Product billings decreased $23.3 million, or 7.4%, during the six months ended June 30, 2017, as compared to prior year. Hardware billings increased $19.0 million, or 7.2%, primarily due to in the aforementioned increase in revenue and software billings decreased $42.3 million due to the transition of the majority of our customers to Software ONE, Inc. under the strategic alliance discussed in the 2016 Annual Report.

Gross Margin

Gross margin from service decreased $8.0 million, or 5.9%, during the six months ended June 30, 2017, as compared to prior year primarily due to the aforementioned decrease in Service revenue. Gross margin percentage remained flat at 30.1% when compared to prior year.

Gross margin from product increased $5.4 million, or 19.4%, during the six months ended June 30, 2017, as compared to prior year. This increase in Product margin is primarily due to an increase in hardware billings and better pricing in our hardware business. Gross margin percentage increased from 25.9% to 30.8% when compared to prior year primarily due to better pricing in our hardware business and an increase in the proportion of hardware resale transactions for which we act as an agent, which are recorded on a net basis.

Selling, General, and Administrative Expenses

Selling, general and administrative (SG&A) expenses consist of all indirect costs associated with the support of our Service and Product business offerings. Approximately 55.6% percent of our SG&A expenses consist of salary and benefit costs for our executive management team, sales force, product distribution, Service and Product operations, information services, finance, human resources, administrative, and other back-office personnel. The remainder of our SG&A expenses consist of rent and other costs associated with our headquarters, distribution, and service and sales office facilities, as well as depreciation of our property and equipment, amortization of our identifiable intangibles, professional and other third party costs, and various other indirect costs.

SG&A expenses decreased $3.8 million, or 2.7%, during the six months ended June 30, 2017, as compared to prior year. Excluding the impact of depreciation and amortization, SG&A expenses decreased from prior year by $5.2 million, or 4.2%, and SG&A as a percentage of total revenue increased from 22.4% to 22.5%. This year-over-year dollar decrease is primarily due to a decrease in employee related expenses as a result of reductions in headcount.

Acquisition Related Expenses

The Company recognized $0.3 million in acquisition-related expenses during 2017. See Note 2, Acquisitions, of the accompanying consolidated financial statements for more information about acquisition related expenses.

Restructuring Costs

For the six months ended June 30, 2017, we incurred $2.0 million in restructuring charges. See Note 13, Restructuring Activities, of the accompanying consolidated financial statements for more information related to these costs.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Other loss / income

Other income increased $0.6 million during the six months ended June 30, 2017, as compared to prior year primarily due to favorable legal settlements.

Financing Expenses

Financing expenses consist of costs incurred on borrowings under CompuCom’s financing arrangements, net of interest earnings from the investment of available cash. Financing expenses decreased $0.7 million, or 3.2%, during the six months ended June 30, 2017, as compared to prior year primarily due to a decrease in notes payable.

Income Taxes

The Company recognized an income tax benefit of $0.1 million for the six months ended June 30, 2017, compared to and income tax expense of $2.3 million for the six months ended June 30, 2016. See Note 11, Income Taxes, of the accompanying consolidated financial statements for more information related to our tax provision.

Liquidity and Capital Resources

Liquidity

Our primary liquidity requirements are to service and repay our financing arrangements and to meet our capital expenditure and operating needs. We and our subsidiaries, affiliates and significant shareholders may from time to time seek to retire or purchase our outstanding debt (including our outstanding notes) through cash purchases and/or exchanges, in open market purchases, privately negotiated transactions, by tender offer or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, liquidity requirements and cash on hand, contractual restrictions and other factors. The amounts involved may be material.

Our working capital is generally funded through our financing arrangements and internally generated funds. We believe we have sufficient liquidity to meet currently anticipated growth plans, including capital investments and working capital expenditures for at least the next twelve months. However, in the event our liquidity is insufficient, we may not be able to pursue promising new business opportunities. There can be no assurance that we will continue to generate cash flows at or above current levels or that we will be able to maintain our ability to borrow under our receivables securitization facility (Securitization) or obtain additional financing, if necessary, on favorable terms. Our primary exposures to operational liquidity risk are from delayed receivable collections.

Below is a summary of our liquidity at June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017	December 31, 2016
Cash and cash equivalents	$24,620	64,943
Availability under Securitization	54,700	79,600

Total liquidity	$79,320	144,543

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Under our Securitization arrangement, funds available are based on our eligible trade accounts receivable, not to exceed $150 million. Additionally, our liquidity is affected by letters of credit that reduce our availability under the Securitization. These letters of credit are issued in connection with our self-insurance programs, as well as certain vendors and customers. Outstanding letters of credit were $24.0 million and $27.3 million at June 30, 2017 and December 31, 2016.

Cash Flows

The following table summarizes our cash flows from operating, investing, and financing activities (in thousands):

	For the six months ended June 30,
	2017	2016
Net cash used in operating activities	$(21,539)	$(4,805)
Net cash used in investing activities	(10,601)	(13,929)
Net cash used in financing activities	(9,311)	(15,389)
Cash effect of exchange rate changes	1,128	1,299

Net decrease in cash and cash equivalents	$(40,323)	$(32,824)

Operating Activities

Operating cash outflow increased $16.7 million during the six months ended June 30, 2017, as compared to prior year. This year-over-year increase in operating cash outflow is primarily due to a $17.8 million increased use of cash due to timing of our normal working capital cycle offset partially by an increase in adjusted EBITDA.

Investing Activities

Net cash used in investing activities consists primarily of capital expenditures. Our business is not capital asset-intensive, and capital expenditures in any year normally would not be significant in relation to our overall financial position. Generally, our capital expenditures relate to information technology hardware and software and improvements in our distribution center. Capital expenditures decreased $7.1 million during the six months ended June 30, 2017, as compared to prior year. This decrease is offset by the $2.0 million and $1.8 million acquisitions of EXT-IOT, LLC and LNS Technologies, respectively, as discussed more fully in the business update section above.

Financing Activities

Net cash used in financing activities consists primarily of the borrowing and repayment of long-term debt during the six months ended June 30, 2017 and 2016. We maintain debt levels that we establish through consideration of a number of factors, including cash flow expectations, cash requirements for operations, investment plans (including acquisitions), overall cost of capital, and targeted capital structure. During the six months ended June 30, 2017, we made principal payments on our notes payable of $4.4 million, received $3.7 million in proceeds from the landlord under build-to-suit financing, made a $2.6 million distribution to noncontrolling interest, and paid $6.0 million to complete the mandatory noncontrolling interest purchase obligation.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Off-Balance Sheet Arrangements and Contractual Obligations

The impact that we expect our contractual obligations as of June 30, 2017 to have on our liquidity and cash flow in future periods is as follows (in thousands):

		(remaining)
	Total	2017	2018	2019	2020	2021	Thereafter
Long-term debt obligations (a)	$924,650	27,306	44,136	43,476	585,878	223,854	—
Operating lease obligations	115,558	15,570	18,365	13,364	11,498	8,771	47,990
Build-to-suit lease obligations (b )	17,883	865	1,763	1,798	1,834	1,870	9,753
Uncertain tax positions (c)	—	—	—	—	—	—	—

Total	$1,058,091	43,741	64,264	58,638	599,210	234,495	57,743

(a)	Our long-term debt obligations include both our expected principal and interest obligations. Our calculations of expected future interest payments on our variable rate debt is based on a rate of 4.3% for our Term Loan and 3.5% for the ClearPath credit facility.

(b)	Represents lease payments on build-to-suit lease arrangements. See Note 5, Property and Equipment, of the accompanying consolidated financial statements for more information.

(c)	Excludes the $4.2 million liability recorded for uncertain tax positions that would be settled by cash payments to the respective taxing authorities. This liability is excluded from the table above because we are unable to make reliable estimates of the period of settlement with the respective taxing authorities.

Critical Accounting Policies

Our consolidated financial statements are prepared in accordance with GAAP. In connection with the preparation of our consolidated financial statements, we are required to make assumptions and estimates about future events and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, we review the accounting policies, assumptions, estimates and judgments to ensure that our consolidated financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

There have been no significant changes during the six months ended June 30, 2017 to the items that we disclosed as our critical accounting policies and estimates in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report for the year ended December 31, 2016.

Recent Accounting Pronouncements

Recent accounting guidance that has been issued and that will be adopted in a future period is included in Note 1 (e), Accounting Standards, of the accompanying consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

In the normal course of business we are exposed to interest rate risks that could impact our financial position and results of operation and we do not currently hedge this risk. We are exposed to interest rate risk primarily through our Term Loan and our Securitization. We utilize the Securitization for our working capital and other financing needs. If our effective interest rate on our variable debt were to increase by 100 basis points (1.00%), financing expense for the year ended December 31, 2017 would increase by approximately $4.1 million, based on the outstanding amounts of our Term Loan, Senior Notes, and our Securitization as of June 30, 2017.

Foreign Currency Exchange Rate Risk

We have market risk arising from changes in foreign currency exchange rates related to our international subsidiaries’ operations. On a limited basis, we use forward foreign exchange contracts to hedge the impact of fluctuations in foreign currency exchange rates. The aggregate notional amount related to our foreign exchange forward contracts outstanding at June 30, 2017 is insignificant. Management will continue to review the Company’s exposure to currency fluctuations. This exposure may change over time as business practices evolve and could have a material effect on the Company’s financial results in the future. As a result, we may enter into additional contracts in the future to manage foreign currency exchange rate exposure.

Guarantor/Non-Guarantor Information

For the six months ended June 30, 2017, our non-guarantor subsidiaries under the Indenture represented approximately 16.9% of our total revenue and as of June 30, 2017, approximately 54.1% of our total assets (excluding intercompany balances) and 5.0% of our total liabilities.

Reconciliation of Net Loss to Adjusted EBITDA

We present EBITDA and Adjusted EBITDA (collectively, Alternative Operating Metrics) as supplemental measures of our performance. We define EBITDA as net income (loss) before financing expenses (net), income tax expense (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA, as further adjusted to exclude certain non-recurring or unusual items. These adjustments are itemized below. Adjusted EBITDA, as presented in this quarterly report is determined to be in accordance with the definition in the Term Loan and Senior Notes. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our Alternative Operating Metrics, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Alternative Operating Metrics should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

We present our Alternative Operating Metrics because we believe they assist investors, including lenders, in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Furthermore, we believe Alternative Operating Metrics provide useful information about our past operating performance and our capacity to incur and service debt and to fund capital and other corporate expenditures. Alternative Operating Metrics have limitations as analytical tools. Some of these limitations are:

•	Alternative Operating Metrics do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Alternative Operating Metrics do not reflect changes in, or cash requirements for, our working capital needs;

•	Alternative Operating Metrics do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Alternative Operating Metrics do not reflect any cash requirements for such replacements;

•	Alternative Operating Metrics do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate Alternative Operating Metrics differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, Alternative Operating Metrics should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

The following is a reconciliation of the Company’s net income (loss) to Alternative Operating Metrics for the periods presented is as follows (in thousands):

	Six months ended June 30,		TTM ended June 30,
	2017	2016	2017
Net income (loss)	$(1,748)	1,186	(130,599)
Financing expenses, net	23,202	22,472	46,669
Income taxes	(113)	2,281	7,351
Depreciation and amortization	18,229	16,931	36,108

EBITDA	39,570	42,870	(40,471)
Impairments (a)	—	—	109,569
Acquisition expenses (b)	301	—	492
Legal settlements (c)	(654)	(240)	(2,913)
Non-recurring legal fees	—	40	—
Equity sponsor fees	750	750	1,500
Non-cash stock compensation expense	68	96	364
Transition costs (d)	—	64	—
Severance (e)	—	146	7
Restructuring costs (f)	1,990	1,174	17,109
Non-recurring expenses on legacy commission plan (g)	2,038	—	2,038
Debt extinguishment gain	—	(5,299)	—
ClearPath Acquisition Adjusted EBITDA (h)	(1,898)	—	(4,368)
Impact of foreign currency gains	(477)	(917)	(48)
Other (i)	358	2,413	(36)

Adjusted EBITDA (j)	$42,046	41,097	83,243

(a)	Represents goodwill impairment of $109.6 million related to the Service segment in 2016

(b)	Represents various costs incurred in connection with acquisitions such as legal, tax, consulting, and other miscellaneous expenses

(c)	Represents settlement proceeds and payments related to non-recurring legal matters.

(d)	Represents set-up costs incurred for new system implementations.

(e)	Represents severance costs primarily related to executive employees.

(f)	Represents costs associated with the restructuring actions as discussed more fully at Note 13, Restructuring Activities of the accompanying consolidated financial statements.

COMPUCOM SYSTEMS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

June 30, 2017

(unaudited)

(g)	Represents the costs incurred on a legacy commission plan that was restructured, resulting in operating improvements to the business. Additional non-recurring costs on the legacy plan will continue throughout 2017 subject to continued service of the associate.

(h)	Represents the Adjusted EBITDA net of dividend impact from ClearPath. See further discussion at (j) below.

(i)	Other expenses consist of miscellaneous costs and adjustments incurred.

(j)	ClearPath’s results are not included in Adjusted EBITDA for the period from August 1, 2016 through June 15, 2017, during which the Company owned 40% of Clearpath, which does not meet the definition of a subsidiary under both the Term Loan and Senior Notes. However, we have consolidated their results under GAAP within the same period as ClearPath met the definition of a variable interest entity and we have the right to direct the activities that most significantly impact the entity’s economic performance. Upon the mandatory purchase of an additional 15% of ClearPath on June 16, 2017, our 55% membership interest and ability to control the activities of the entity qualified ClearPath as a subsidiary, and for such period we have included their results in Adjusted EBITDA. If the Company included ClearPath’s results for the entire six and trailing twelve months ended June 30, 2017, the Company’s Adjusted EBITDA would be $43.9 million and $87.6 million, respectively.